Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
561.413.0112

Willis Lease Finance Corporation Reports First Quarter 2025 Financial Results

Delivers Pre-Tax Income of $25.3 Million and Record Quarterly Revenue of $157.7 Million

Declares Second Quarter 2025 Dividend of $0.25 Per Share

COCONUT CREEK, FL — May 6, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced its financial results for the first quarter ended March 31, 2025. The Company also announced a quarterly dividend of $0.25 per share, payable on May 22, 2025, to shareholders of record as of the close of business on May 12, 2025.

First Quarter 2025 Highlights (All metrics compared to first quarter 2024, except where noted)

•Total, record, quarterly revenues of $157.7 million, an increase of 32.5%
•Solid quarterly pre-tax income of $25.3 million
•Lease rent revenue of $67.7 million, an increase of 28.1%
•Maintenance reserve revenue of $54.9 million, an increase of 25.0%
•Spare parts and equipment sales of $18.2 million, compared to $3.3 million
•Portfolio utilization increased to 86.4% at quarter end, compared to 76.7% at year end 2024

For the three months ended March 31, 2025, total revenue was $157.7 million, up 32.5% as compared to $119.1 million for the same period in 2024. For the first quarter of 2025, core lease rent and maintenance reserve revenues were $122.6 million in the aggregate, up 27% as compared to $96.8 million for the same period in 2024. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with the continued strength of the aviation marketplace, as airlines leverage the Company’s leasing, parts and maintenance capabilities to avoid protracted, expensive engine shop visits.

“WLFC’s strong first quarter 2025 financial results reflect the strength in our business model, which enables us to provide advanced and efficient solutions to airlines,” said Austin C. Willis, Chief Executive Officer of WLFC. “While concerns over tariffs have created market volatility, we remain confident in the drivers of our business. The cost of new engines continues to drive operators towards leasing, and our maintenance capabilities and programs provide value and certainty for cost conscious airlines.”

First Quarter 2025 Operating Results

Maintenance reserve revenue for the quarter ended March 31, 2025, was $54.9 million, compared to $43.9 million for the quarter ended March 31, 2024, reflecting the increased size of the Company’s lease portfolio and leases on short-term lease conditions.

Engines on lease with “non-reimbursable” usage fees generated $45.3 million of short-term maintenance revenues for the quarter ended March 31, 2025, compared to $37.6 million for the quarter ended March 31, 2024.

During the first quarter of 2025, the Company recognized $9.6 million of long-term maintenance revenue, compared to $6.3 million for the quarter ended March 31, 2024. Long-term maintenance revenue is recognized at the end of a lease period as the related maintenance reserve liability is released from the balance sheet.

Spare parts and equipment sales increased to $18.2 million for the quarter ended March 31, 2025, compared to $3.3 million for the quarter ended March 31, 2024. The year-over-year increase in spare parts sales reflects the heightened demand for surplus material as operators extend the lives of their current generation engine portfolios. The increase was influenced by a discrete $7.0 million sale. Equipment sales for the three months ended March 31, 2025, were $2.2 million for the sale of one engine. There were no equipment sales for the three months ended March 31, 2024.

For the quarter ended March 31, 2025, the gain on sale of leased equipment was $4.4 million, reflecting the sale of seven engines, one airframe, and other parts and equipment from the lease portfolio. During the three months ended March 31, 2024, the Company sold eight engines and other parts and equipment for a net gain of $9.2 million.

General and administrative expenses were influenced by an $11.4 million increase in consultant-related fees predominantly related to the Company’s sustainable aviation fuel project. As the project is in its early design stage, we have expensed the related costs, which is in line with accounting principles generally accepted in the United States (“GAAP”).

The book value of lease assets owned either directly or through WLFC’s joint ventures, inclusive of the Company’s equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases was $3,219.9 million as of March 31, 2025.

Balance Sheet

As of March 31, 2025, the Company’s lease portfolio was $2,819.5 million, consisting of $2,597.8 million of equipment held in its operating lease portfolio, $179.3 million of notes receivable, $25.2 million of maintenance rights, and $17.3 million of investments in sales-type leases, which represented 347 engines, 15 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2024, the Company’s lease portfolio was $2,872.3 million, consisting of $2,635.9 million of equipment held in its operating lease portfolio, $183.6 million of notes receivable, $31.1 million of maintenance rights, and $21.6 million of investments in sales-type leases, which represented 354 engines, 16 aircraft, one marine vessel and other leased parts and equipment.

Conference Call

WLFC will hold a conference call today at 10:00 a.m. Eastern Daylight Time to discuss its first quarter 2025 results. To participate in the conference call or webcast, please use the following dial-in numbers or visit the webcast link.

U.S. and Canada: +1 (800) 289-0459
International: +1 (646) 828-8082
Conference ID: 578662
https://event.webcasts.com/starthere.jsp?ei=1716437&tp_key=f56060bee8

A replay of the conference call will be available two hours after the completion of the conference call. To access the replay, please visit our website at www.wlfc.global under the Investor Relations section for details.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Any forward-looking statement made by the Company is based only on information currently available to the Company and speaks only as of the date on which it is made. We undertake no obligation to update them, except as may be required by law. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended March 31,
	2025	2024	% Change
REVENUE
Lease rent revenue	$67,739	$52,881	28.1%
Maintenance reserve revenue	54,859	43,870	25.0%
Spare parts and equipment sales	18,240	3,288	454.7%
Interest revenue	3,934	2,269	73.4%
Gain on sale of leased equipment	4,437	9,201	(51.8)%
Gain on sale of financial assets	378	—	nm
Maintenance services revenue	5,586	5,227	6.9%
Other revenue	2,559	2,347	9.0%
Total revenue	157,732	119,083	32.5%

EXPENSES
Depreciation and amortization expense	25,024	22,486	11.3%
Cost of spare parts and equipment sales	15,323	2,705	466.5%
Cost of maintenance services	5,329	5,574	(4.4)%
Write-down of equipment	2,109	261	708.0%
General and administrative	47,720	29,581	61.3%
Technical expense	6,230	8,255	(24.5)%
Net finance costs:
Interest expense	32,094	23,003	39.5%
Total net finance costs	32,094	23,003	39.5%
Total expenses	133,829	91,865	45.7%

Income from operations	23,903	27,218	(12.2)%
Income from joint ventures	1,351	2,674	(49.5)%
Income before income taxes	25,254	29,892	(15.5)%
Income tax expense	8,385	9,023	(7.1)%
Net income	16,869	20,869	(19.2)%
Preferred stock dividends	1,323	900	47.0%
Accretion of preferred stock issuance costs	70	12	483.3%
Net income attributable to common shareholders	$15,476	$19,957	(22.5)%

Basic weighted average income per common share	$2.34	$3.12
Diluted weighted average income per common share	$2.21	$3.00

Basic weighted average common shares outstanding	6,606	6,387
Diluted weighted average common shares outstanding	7,000	6,659

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$32,356	$9,110
Restricted cash	116,737	123,392
Equipment held for operating lease, less accumulated depreciation	2,597,792	2,635,910
Maintenance rights	25,167	31,134
Equipment held for sale	19,125	12,269
Receivables, net	41,504	38,291
Spare parts inventory	67,318	72,150
Investments	65,210	62,670
Property, equipment & furnishings, less accumulated depreciation	54,342	48,061
Intangible assets, net	1,601	2,929
Notes receivable, net	179,283	183,629
Investments in sales-type leases, net	17,271	21,606
Other assets	56,927	56,045
Total assets	$3,274,633	$3,297,196

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$56,855	$75,983
Deferred income taxes	191,297	185,049
Debt obligations	2,231,593	2,264,552
Maintenance reserves	104,452	97,817
Security deposits	24,090	23,424
Unearned revenue	37,666	37,911
Total liabilities	2,645,953	2,684,736

Redeemable preferred stock ($0.01 par value)	63,192	63,122

Shareholders’ equity:
Common stock ($0.01 par value)	74	72
Paid-in capital in excess of par	57,967	50,928
Retained earnings	505,083	491,439
Accumulated other comprehensive income, net of tax	2,364	6,899
Total shareholders’ equity	565,488	549,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,274,633	$3,297,196